News Release

For Immediate Release

Investor Relations: F. Barry Bilson

(410) 539-0000

Media: Mary Athridge

(410) 454-4421

LEGG MASON REPORTS RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2009

– Assets Under Management of $698 Billion –

Baltimore, Maryland – January 28, 2009 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the third quarter of fiscal year 2009, which ended December 31, 2008.  For the quarter, revenue was $720.0 million, down 39% from $1.2 billion in the third quarter of fiscal 2008.  The Company reported a net loss of $1.5 billion, or $10.55 per diluted share, compared to net income of $154.6 million, or $1.07 per diluted share, in the third quarter of fiscal 2008 and compared to a net loss of $103.8 million, or $0.74 per diluted share, in the quarter ended September 30, 2008.

The third quarter net loss resulted primarily from four events:

•

There were non-cash goodwill and intangible asset impairment charges (described herein as intangible impairment) in the Wealth Management division of $1.2 billion, representing $850.7 million net of income taxes, or $6.03 per diluted share. The charges resulted both from the impact of current market conditions on valuation metrics and from substantial declines in the assets managed by and earnings contribution of the division.

•

Due to the Company’s continued efforts to reduce its Structured Investment Vehicle (SIV) exposure, it incurred a loss of $842.1 million, representing $512.4 million net of operating expense reductions and income taxes, or $3.63 per diluted share, as a result of the previously announced sale of the Axon Financial SIV securities in December 2008. The sale reduced the total exposure of the Company and its money market funds to all SIVs by 43%. Total exposure to SIVs remaining in the money market funds has declined from approximately $10 billion in October 2007 to $1.4 billion, through systematic reduction of positions.

•

Additional support for liquidity funds in the quarter, together with reduced prices on previously supported SIV and other similar conduit securities, resulted in an aggregate charge of $243.2 million, representing $150.2 million net of operating expense reductions and income taxes, or $1.07 per diluted share.  The Company supported seven funds through existing Capital Support Agreements (CSAs) and two new CSAs and also renewed a total return swap agreement with a major bank.

•

During the quarter, a major investment bank, which had declared bankruptcy, defaulted on a sublease with the Company. As a result, a charge of $36.1 million, representing $22.0 million net of income taxes, or $0.16 per diluted share, was recorded to reflect the anticipated lost sublease income over the remainder of the lease period.

Assets Under Management (AUM) were $698.2 billion, down 17% from $841.9 billion at September 30, 2008, reflecting net client outflows and market declines. AUM were down 30% from $998.5 billion at December 31, 2007.

Comments on the Third Quarter of Fiscal Year 2009

Mark R. Fetting, Chairman and Chief Executive Officer, said “In the December quarter, we experienced erosion in our AUM base, as did most other asset managers, due to the severity of the global recession. There were other exceptional events – including the impact of our SIV reductions and an intangible write-down in our Wealth Management division – which significantly hurt our bottom line. Overall, these are bitter results reflecting necessary actions to move us forward.

“We believe, however, that cash income, as adjusted, is the best measure of our earnings power.  Although we had a cash loss, as adjusted, for the quarter, it was solely the result of the loss on the sale of Axon Financial, an important step toward reducing our SIV exposure and getting this problem behind us once and for all.

“Our balance sheet remains strong, so that we have optionality to resolve the SIV situation and to help protect against potential further deterioration in the global markets. The Company will have $2.2 billion in available cash to cover the full $1.8 billion off-balance sheet SIV exposure, if needed, after receipt of an expected tax benefit in June and excluding subsidiary working capital of $600 million.

“We have taken actions to aggressively cut operating costs to reflect the realities of lower revenue and profit levels, and we are ahead of schedule in achieving our target of $120 million in cost reductions.  Through the end of December, we have achieved run-rate savings of over $100 million and we expect to realize sustainable savings of $135 million by March 31, 2009.

“We are clear-eyed about what we have to do: generate sustainable investment performance, resolve our SIV exposure, effectively manage our costs, navigate through market uncertainty and position the Legg Mason franchise for growth and long-term success.”

Business Developments

Mr. Fetting commented, “As 2008 came to an end - the most tumultuous year in modern financial history - all of Legg Mason was honored by the news that our own Charlie Dreifus, Principal of Royce & Associates, was named Morningstar Domestic Stock Manager of the Year for his stewardship of the Royce Special Equity Fund.  Hersh Cohen, Chief Investment Officer of ClearBridge Advisors, and his partner, Scott Glasser, were among five other finalists for the same award, the most prestigious in our industry. Despite all our challenges, the work of Charlie, Hersh and Scott, among many others across our affiliates, are proof points of true investment excellence within Legg Mason and demonstrate why clients continue to work with us.”

In honoring Mr. Dreifus, Morningstar called him “a balance sheet skeptic” and described his fund as an “oasis of calm” in turbulent markets: “Charlie Dreifus made it a lot easier for investors to get back into the black than many of his peers.” Morningstar continued, “The Royce Special Equity Fund held up brilliantly in the bear market of 2000-2002 and it did so once again in 2008.”

SmartMoney recognized two Legg Mason funds as part of the “100 Great Funds” for 2009, given to mutual funds that have posted the highest returns since the 1987 market crash. Hersh Cohen and Scott Glasser were honored for their management of the Legg Mason Partners Appreciation Fund and Mr. Glasser, along with Peter Hable and Peter Vanderlee, took honors for the Legg Mason Partners Dividend Strategy Fund.  SmartMoney criteria include fund returns in the top fifth of their categories for the past 5 and 10 years, resilience in bear markets and managers with long-term experience in running the fund.

The Company announced an innovation initiative to develop a new suite of investment products and services focused on long-term client needs, including retirement and asset allocation solutions and other offerings which complement existing high-performance strategies.  The first two new products will be:

•

a municipal term trust closed-end fund managed by Western Asset, which will invest primarily in investment grade municipal securities selling at historically discounted prices and with high relative tax-exempt yields;

•

a fund managed by Permal which will tactically allocate assets among other Legg Mason managers and other investments.

The Company also announced plans for a major reorganization of its U.S. mutual fund portfolio. The Company will examine merging or liquidating certain products and will enhance the structure of its fund families to align with client needs and channel opportunities and to leverage the full power of the Legg Mason multi-manager model.

Assets Under Management Decreased to $698 Billion

AUM decreased to $698.2 billion at December 31, 2008, down $300.3 billion, or 30%, from December 31, 2007 and down $143.7 billion, or 17%, from $841.9 billion at September 30, 2008. In the third quarter of fiscal 2009, net client cash outflows were $77.0 billion. Equity outflows were approximately $17 billion, fixed income outflows were approximately $42 billion and liquidity outflows were approximately $18 billion in the quarter, the latter primarily driven by a partial redemption by a sovereign wealth fund with operating needs.

Average AUM during the quarter were $745.1 billion, compared to $898.4 billion in the second quarter of fiscal 2009 and $1,013.7 billion in the third quarter of fiscal 2008.  At December 31, 2008, equity products represented 21% of AUM, fixed income represented 56% and liquidity represented 23%. By business division, 54% of total AUM were in Institutional, 41% in Managed Investments and 5% in Wealth Management. Assets managed for non-U.S. domiciled clients represented 35% of total AUM at December 31, 2008.

Comparison to the Third Quarter of Fiscal Year 2008

Revenue decreased 39% from the prior year quarter, reflecting a decline in fees earned on lower average assets under management, a higher proportion of fixed income and liquidity assets under management, and lower performance fees. Operating expenses increased by 112% from the prior year quarter, due to intangible impairment charges and to increased occupancy, resulting from a sublease charge of $36.1 million, partially offset by lower compensation and benefits and distribution and servicing costs.  Other non-operating expenses in the third quarter of fiscal 2009 were $1.2 billion, including $1.1 billion of losses related to the Company’s money market fund support (including the sale of the Axon Financial SIV).

For the quarter, the Company incurred a net loss of $1.5 billion, or $10.55 per diluted share, down from net income of $154.6 million, or $1.07 per diluted share.  Net charges in the quarter included: money market fund support (including the sale of the Axon Financial SIV) of $662.6 million, or $4.70 per diluted share; intangible impairment of $850.7 million, or $6.03 per diluted share; and a sublease charge of $22.0 million, or $0.16 per diluted share. These events contributed to a cash loss in the quarter (refer to page 5) of $1.8 billion, or $12.88 per diluted share, compared to cash income of $205.1 million, or $1.42 per diluted share, in the third quarter of fiscal 2008. There was a cash loss, as adjusted, of $759.7 million, or $5.39 per diluted share, compared to cash income, as adjusted, of $227.9 million, or $1.58 per diluted share, in the third quarter of fiscal 2008.

Consolidated Results for the Fiscal Year to Date 2009

Total revenue for the first nine months of fiscal 2009 was $2.7 billion, down from $3.6 billion during the prior period ended December 31, 2007, reflecting a decrease of 14% in average AUM, as well as decreases in investment advisory fees and distribution and servicing fees resulting from a higher proportion of fixed income and liquidity assets under management. Operating expenses increased to $3.4 billion from $2.7 billion, primarily due to intangible impairment charges. Compensation and benefits and distribution and servicing expenses declined due to lower revenue and average AUM, and, in the case of compensation, from continuing focus on cost reduction. Other non-operating expenses were $1.8 billion, including $1.7 billion of losses related to the Company’s money market fund support.  The Company reported a net loss of $1.6 billion, or $11.54 per diluted share, a decrease from net income of $523.1 million, or $3.62 per diluted share, for the prior year period.  The cash loss was $1.9 billion, or $13.24 per diluted share, compared to cash income of $675.8 million, or $4.68 per diluted share, in the prior year period.  There was a cash loss, as adjusted, of $459.1 million, or $3.26 per diluted share, compared to cash income, as adjusted, of $698.5 million, or $4.84 per diluted share, for the prior year period.

Comparison to the Second Quarter of Fiscal Year 2009

Revenue of $720.0 million decreased 25% from $966.1 million in the quarter ended September 30, 2008.  Operating expenses increased to $1.8 billion compared to $745.9 million in the prior quarter, due to intangible impairment and higher occupancy charges. Compensation and benefits expenses linked to revenue sharing agreements decreased by $69.5 million in the quarter, reflecting the variable aspect of our multi-manager business model. Declines in the corporate cost base of approximately $50 million reflected the impact of on-going cost reduction initiatives. The net loss of $1.5 billion in the quarter, or $10.55 per diluted share, compared to a net loss of $103.8 million, or $0.74 per diluted share, in the prior quarter, reflecting the impact of the intangible impairment charges and the money market fund support (including the sale of the Axon Financial SIV).

There was a cash loss of $1.8 billion, or $12.88 per diluted share, compared to a cash loss of $54.0 million, or $0.38 per diluted share, in the second quarter of fiscal 2009.  There was a cash loss, as adjusted, of $759.7 million, or $5.39 per diluted share, compared to cash income, as adjusted, of $137.2 million, or $0.97 per diluted share, in the second quarter of fiscal 2009.

Balance Sheet

At December 31, 2008, Legg Mason’s cash position, including cash equivalents and cash restricted for collateral purposes, was $2.4 billion, total debt was $3.5 billion, including $1.2 billion of debt issued as part of equity units, and stockholders' equity was $4.8 billion.  The ratio of total debt to total capital (total equity plus total debt) was 42%.

Use of Supplemental Data as Non-GAAP Performance Measures

Cash Income (Loss) and Cash Income (Loss), as Adjusted

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “cash income” and “cash income, as adjusted" that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries.

We define “cash income” as net income (loss) plus amortization and deferred taxes related to intangible assets and goodwill less deferred income taxes on goodwill and intangible asset impairment.  We define "cash income, as adjusted" as cash income plus net money market fund support losses and impairment charges less net realized losses on the sale of the underlying SIV securities.

We believe that cash income and cash income, as adjusted, provide good representations of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions, including any related goodwill or intangible asset impairments.

We also believe that cash income and cash income, as adjusted, are important metrics in estimating the value of an asset management business. These measures are provided in addition to net income, but are not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income and cash income, as adjusted, are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.  Legg Mason considers cash income and cash income, as adjusted, to be useful to investors because they are important metrics in measuring the economic performance of asset management companies, as indicators of value, and because they facilitate comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions.

In calculating cash income, we add the impact of the amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that these non-cash expenses distort comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in significant acquisitions.  Deferred taxes on indefinite-life intangible assets and goodwill represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we actually receive these tax benefits on indefinite-life intangibles and goodwill over time, we add them to net income in the calculation of cash income.  Conversely, we subtract the income tax benefits on these impairment charges that have been recognized under GAAP. In calculating cash income, as adjusted, we add net money market fund support losses less net realized losses on the sale of the underlying SIV securities and impairment charges to cash income to reflect that these non-recurring charges distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions, including any related impairments.

Should a disposition or impairment charge for indefinite-life intangibles or goodwill occur, its impact on cash income and cash income, as adjusted, may distort actual changes in the operating performance or value of our firm. Also, realized losses on money market fund support transactions are reflective of changes in the operating performance and value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on cash income and cash income, as adjusted, to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating cash income or cash income, as adjusted, because these charges are related to assets that will ultimately require replacement.

A reconciliation of net income (loss) to non-GAAP cash income (loss) and cash income (loss), as adjusted, is presented on page 12.

Pre-Tax Profit Margin, As Adjusted for Distribution and Servicing Expense, Money Market Fund Support Losses and Impairment Charges

Legg Mason believes that pre-tax profit margin adjusted for distribution and servicing expense, money market fund support losses and impairment charges is a useful measure of our performance because it indicates what our margins would have been without the distribution revenue that are passed through to third parties as a direct cost of selling our products, money market fund support losses and impairment charges that we do not consider part of our core business metrics, and thus it shows the effects of these items on our margins. This measure is provided in addition to the Company's pre-tax profit margin calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of consolidated pre-tax profit margin, as adjusted, to pre-tax profit margin under GAAP, is presented on page 14.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Fetting, will be held at 8:30 a.m., E.S.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-802-4364 (or for international calls 1-703-639-1325) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1326276, after completion of the call.  Please note that the replay will be available beginning at 2:00 p.m., E.S.T. on Wednesday, January 28, 2009 and ending on February 11, 2009.

About Legg Mason

Legg Mason is a global asset management firm, with $698 billion in assets under management at December 31, 2008.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and it subsequent Reports on Form 10-Q.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change
				December 2008	December 2008
				Compared to	Compared to
	December 2008	September 2008	December 2007	September 2008	December 2007
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 225,156	$ 283,116	$ 365,735	(20.5)%	(38.4)%
Funds	389,367	540,829	593,375	(28.0)	(34.4)
Performance fees	2,910	3,437	50,848	(15.3)	(94.3)
Distribution and service fees	99,990	135,796	172,637	(26.4)	(42.1)
Other	2,565	2,959	4,049	(13.3)	(36.7)
Total operating revenues	719,988	966,137	1,186,644	(25.5)	(39.3)

Operating Expenses:
Compensation and benefits	195,238	322,183	366,377	(39.4)	(46.7)
Distribution and servicing	202,502	278,969	326,698	(27.4)	(38.0)
Communications and technology	45,140	49,085	45,400	(8.0)	(0.6)
Occupancy	70,656	33,755	34,303	109.3	106.0
Amortization of intangible assets	9,252	9,599	14,155	(3.6)	(34.6)
Impairment charges	1,225,100	-	-	n/m	n/m
Other	45,105	52,333	57,720	(13.8)	(21.9)
Total operating expenses	1,792,993	745,924	844,653	140.4	112.3

Operating Income (Loss)	(1,073,005)	220,213	341,991	n/m	n/m

Other Income (Expense)
Interest income	8,468	21,025	19,356	(59.7)	(56.3)
Interest expense	(37,485)	(37,768)	(20,837)	(0.7)	79.9
Fund support	(1,085,296)	(324,640)	(90,489)	n/m	n/m
Other	(75,604)	(38,648)	(3,029)	95.6	n/m
Total other income (expense)	(1,189,917)	(380,031)	(94,999)	n/m	n/m

Income (Loss) from Operations
before Income Tax Provision (Benefit) and Minority Interests	(2,262,922)	(159,818)	246,992	n/m	n/m

Income tax provision (benefit)	(774,951)	(55,813)	92,319	n/m	n/m

Income (Loss) from Operations
before Minority Interests	(1,487,971)	(104,005)	154,673	n/m	n/m

Minority interests, net of tax	148	254	(91)	n/m	n/m

Net Income (Loss)	$ (1,487,823)	$ (103,751)	$ 154,582	n/m	n/m

n/m – not meaningful

[continued on next page]

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended

	December 2008	September 2008	December 2007
Net Income (Loss) per share:
Basic	$ (10.55)	$ (0.74)	$ 1.09

Diluted	$ (10.55)	$ (0.74)	$ 1.07

Weighted average number of shares
outstanding:
Basic	141,019	140,900	142,297
Diluted(1)	141,019	140,900	144,018

(1) Diluted shares are the same as basic shares for periods with a loss

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	For the Nine Months Ended
	December 2008	December 2007	% Change
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 824,947	$ 1,122,715	(26.5)%
Funds	1,499,754	1,761,406	(14.9)
Performance fees	16,492	129,482	(87.3)
Distribution and service fees	389,285	533,556	(27.0)
Other	9,678	17,804	(45.6)
Total operating revenues	2,740,156	3,564,963	(23.1)

Operating Expenses:
Compensation and benefits	895,089	1,242,618	(28.0)
Distribution and servicing	789,344	969,312	(18.6)
Communications and technology	144,511	140,495	2.9
Occupancy	138,555	96,529	43.5
Amortization of intangible assets	28,475	43,585	(34.7)
Impairment charges	1,225,100	-	n/m
Other	142,927	159,852	(10.6)
Total operating expenses	3,364,001	2,652,391	26.8

Operating Income (Loss)	(623,845)	912,572	(168.4)

Other Income (Expense)
Interest income	52,761	54,001	(2.3)
Interest expense	(111,864)	(54,608)	104.8
Fund support	(1,676,810)	(90,489)	n/m
Other	(112,944)	15,283	n/m
Total other income (expense)	(1,848,857)	(75,813)	n/m

Income (Loss) from Operations before
Income Tax Provision (Benefit) and Minority Interests	(2,472,702)	836,759	n/m

Income tax provision (benefit)	(849,499)	313,483	n/m

Income (Loss) from Operations
before Minority Interests	(1,623,203)	523,276	n/m

Minority interests, net of tax	356	(215)	n/m

Net Income (Loss)	$ (1,622,847)	$ 523,061	n/m

n/m – not meaningful

[continued on next page]

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	For the Nine Months Ended
	December 2008	December 2007
Net Income (Loss) per share:
Basic	$ (11.54)	$ 3.68

Diluted	$ (11.54)	$ 3.62

Weighted average number of shares
outstanding:
Basic	140,652	142,258
Diluted(1)	140,652	144,351

(1) Diluted shares are the same as basic shares for periods with a loss

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) TO CASH INCOME (LOSS),
AND CASH INCOME (LOSS), AS ADJUSTED
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	December 2008	September 2008	December 2007

Net Income (Loss)	$ (1,487,823)	$ (103,751)	$ 154,582

Plus:
Amortization of intangible assets	9,252	9,599	14,155
Deferred income taxes on intangible assets	37,260	40,201	36,385
Deferred income taxes on impairment charges	(374,353)	-	-

Cash Income (Loss)	(1,815,664)	(53,951)	205,122

Plus:
Net money market fund support(1)	662,577	191,109	22,771
Impairment charges	1,225,100	-	-
Less:
Net realized loss on sale of SIV securities(1)	(831,699)	-	-

Cash Income (Loss), as adjusted	$ (759,686)	$ 137,158	$ 227,893

Net Income (Loss) per Diluted Share	$ (10.55)	$ (0.74)	$ 1.07

Plus:
Amortization of intangible assets	0.07	0.07	0.10
Deferred income taxes on intangible assets	0.26	0.29	0.25
Deferred income taxes on impairment charges	(2.66)	-	-

Cash Income (Loss) per Diluted Share	(12.88)	(0.38)	1.42

Plus:
Net money market fund support(1)	4.70	1.35	0.16
Impairment charges	8.69	-	-
Less:
Net realized loss on sale of SIV securities(1)	(5.90)	-	-

Cash Income (Loss) per Diluted Share, as adjusted	$ (5.39)	$ 0.97	$ 1.58

(1) Includes related adjustments to operating expenses and income tax benefits

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) TO CASH INCOME (LOSS),
AND CASH INCOME (LOSS), AS ADJUSTED
(Amounts in thousands, except per share amounts)
(Unaudited)

	For the Nine Months Ended
	December 2008	December 2007

Net Income (Loss)	$ (1,622,847)	$ 523,061

Plus:
Amortization of intangible assets	28,475	43,585
Deferred income taxes on intangible assets	107,115	109,125
Deferred income taxes on impairment charges	(374,353)	-

Cash Income (Loss)	(1,861,610)	675,771

Plus:
Net money market fund support(1)	1,009,130	22,771
Impairment charges	1,225,100	-
Less:
Net realized loss on sale of SIV securities(1)	(831,699)	-

Cash Income (Loss), as adjusted	$ (459,079)	$ 698,542

Net Income (Loss) per Diluted Share	$ (11.54)	$ 3.62

Plus:
Amortization of intangible assets	0.20	0.30
Deferred income taxes on intangible assets	0.76	0.76
Deferred income taxes on impairment charges	(2.66)	-

Cash Income (Loss) per Diluted Share	(13.24)	4.68

Plus:
Net money market fund support(1)	7.17	0.16
Impairment charges	8.71	-
Less:
Net realized loss on sale of SIV securities(1)	(5.90)	-

Cash Income (Loss) per Diluted Share, as adjusted	$ (3.26)	$ 4.84

(1) Includes related adjustments to operating expenses and income tax benefits

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN ADJUSTED FOR DISTRIBUTION
AND SERVICING EXPENSE, MONEY MARKET FUND SUPPORT AND IMPAIRMENT
(Amounts in thousands)
(Unaudited)

	Quarters Ended			% Change
				December 2008	December 2008
				Compared to	Compared to
	December 2008	September 2008	December 2007	September 2008	December 2007

Operating Revenues, GAAP basis	$ 719,988	$ 966,137	$ 1,186,644	(25.5)%	(39.3)%

Less:
Distribution and servicing expense	202,502	278,969	326,698	(27.4)	(38.0)

Operating Revenues, as adjusted	$ 517,486	$ 687,168	$ 859,946	(24.7)	(39.8)

Income (Loss) from Operations before
Income Tax Provision (Benefit) and Minority Interests, GAAP Basis	$ (2,262,922)	$ (159,818)	$ 246,992	n/m	n/m

Plus:
Net money market fund support(1)	1,070,296	309,639	36,433	n/m	n/m
Impairment charges	1,225,100	-	-	n/m	n/m

Income from Operations before Income
Tax Provision and Minority Interests, as adjusted	$ 32,474	$ 149,821	$ 283,425	n/m	n/m

Pre-tax profit margin, GAAP basis	(314.3)%	(16.5)%	20.8%
Pre-tax profit margin, as adjusted	6.3	21.8	33.0

(1) Includes related adjustments to operating expenses

n/m- not meaningful

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN ADJUSTED FOR DISTRIBUTION
AND SERVICING EXPENSE, MONEY MARKET FUND SUPPORT AND IMPAIRMENT
(Amounts in thousands)
(Unaudited)

	For the Nine Months Ended
	December 2008	December 2007	% Change

Operating Revenues, GAAP basis	$ 2,740,156	$ 3,564,963	(23.1)%

Less:
Distribution and servicing expense	789,344	969,312	(18.6)

Operating Revenues, as adjusted	$ 1,950,812	$ 2,595,651	(24.8)

Income (Loss) from Operations before Income
Tax Provision (Benefit) and Minority Interests, GAAP Basis	$ (2,472,702)	$ 836,759	n/m

Plus:
Net money market fund support(1)	1,631,787	36,433	n/m
Impairment charges	1,225,100	-	n/m

Income from Operations before Income Tax Provision
and Minority Interests, as adjusted	$ 384,185	$ 873,192	(56.0)

Pre-tax profit margin, GAAP basis	(90.2)%	23.5%
Pre-tax profit margin, as adjusted	19.7	33.6

(1) Includes related adjustments to operating expenses

n/m- not meaningful

LEGG MASON, INC. AND SUBSIDIARIES
ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	Quarters Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
By asset class:
Equity	$ 148.4	$ 214.8	$ 253.4	$ 271.6	$ 320.8
Fixed Income	392.1	451.8	493.4	508.2	514.5
Liquidity	157.7	175.3	176.0	170.3	163.2
Total	$ 698.2	$ 841.9	$ 922.8	$ 950.1	$ 998.5

By asset class (average):
Equity	$ 169.6	$ 239.9	$ 270.9	$ 292.5	$ 335.6
Fixed Income	408.3	476.7	502.9	514.4	512.9
Liquidity	167.2	181.8	174.7	168.4	165.2
Total	$ 745.1	$ 898.4	$ 948.5	$ 975.3	$ 1,013.7

By client domicile:
US	$ 454.1	$ 549.1	$ 604.6	$ 622.7	$ 661.0
Non-US	244.1	292.8	318.2	327.4	337.5
Total	$ 698.2	$ 841.9	$ 922.8	$ 950.1	$ 998.5

By division:
Managed Investments	$ 284.5	$ 346.4	$ 371.6	$ 376.6	$ 398.8
Institutional	378.0	443.3	492.6	511.4	532.4
Wealth Management	35.7	52.2	58.6	62.1	67.3
Total	$ 698.2	$ 841.9	$ 922.8	$ 950.1	$ 998.5

LEGG MASON, INC. AND SUBSIDIARIES
COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	Quarters Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Beginning of period	$ 841.9	$ 922.8	$ 950.1	$ 998.5	$ 1,011.6
Net client cash flows	(77.0)	(20.0)	(18.4)	(19.2)	(9.1)
Market performance and other	(66.7)	(60.9)	(8.4)	(28.5)	(4.0)
Acquisitions (Dispositions), net	-	-	(0.5)	(0.7)	-
End of period	$ 698.2	$ 841.9	$ 922.8	$ 950.1	$ 998.5

BY DIVISION

	Quarters Ended
Managed Investments	December 2008	September 2008	June 2008	March 2008	December 2007
Beginning of period	$ 346.4	$ 371.6	$ 376.6	$ 398.8	$ 411.4
Net client cash flows	(27.7)	(5.1)	(3.1)	(5.1)	(6.1)
Market performance and other	(34.2)	(20.1)	(1.4)	(16.4)	(6.5)
Acquisitions (Dispositions), net	-	-	(0.5)	(0.7)	-
End of period	$ 284.5	$ 346.4	$ 371.6	$ 376.6	$ 398.8

Institutional
Beginning of period	$ 443.3	$ 492.6	$ 511.4	$ 532.4	$ 530.3
Net client cash flows	(40.4)	(12.9)	(12.7)	(11.7)	(0.2)
Market performance and other	(24.9)	(36.4)	(6.1)	(9.3)	2.3
Acquisitions (Dispositions), net	-	-	-	-	-
End of period	$ 378.0	$ 443.3	$ 492.6	$ 511.4	$ 532.4

Wealth Management
Beginning of period	$ 52.2	$ 58.6	$ 62.1	$ 67.3	$ 69.9
Net client cash flows	(8.9)	(2.0)	(2.6)	(2.4)	(2.8)
Market performance and other	(7.6)	(4.4)	(0.9)	(2.8)	0.2
Acquisitions (Dispositions), net	-	-	-	-	-
End of period	$ 35.7	$ 52.2	$ 58.6	$ 62.1	$ 67.3

Note: Immaterial differences may result from the rounding of quarterly amounts.

LEGG MASON, INC. AND SUBSIDIARIES
COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	For the Nine Months Ended		For the Twelve Months Ended
	December 2008	December 2007	December 2008	December 2007
Beginning of period	$ 950.1	$ 968.5	$ 998.5	$ 944.8
Net client cash flows	(115.4)	(7.2)	(134.6)	6.5
Market performance and other	(136.0)	38.5	(164.5)	48.8
Acquisitions (Dispositions), net	(0.5)	(1.3)	(1.2)	(1.6)
End of period	$ 698.2	$ 998.5	$ 698.2	$ 998.5

BY DIVISION

	For the Nine Months Ended		For the Twelve Months Ended
Managed Investments	December 2008	December 2007	December 2008	December 2007
Beginning of period	$ 376.6	$ 403.2	$ 398.8	$ 384.8
Net client cash flows	(35.9)	(18.2)	(41.0)	(7.9)
Market performance and other	(55.7)	13.8	(72.1)	21.9
Acquisitions (Dispositions), net	(0.5)	-	(1.2)	-
End of period	$ 284.5	$ 398.8	$ 284.5	$ 398.8

Institutional
Beginning of period	$ 511.4	$ 496.3	$ 532.4	$ 492.1
Net client cash flows	(65.9)	14.2	(77.7)	16.9
Market performance and other	(67.5)	21.9	(76.7)	23.4
Acquisitions (Dispositions), net	-	-	-	-
End of period	$ 378.0	$ 532.4	$ 378.0	$ 532.4

Wealth Management
Beginning of period	$ 62.1	$ 69.0	$ 67.3	$ 67.9
Net client cash flows	(13.6)	(3.2)	(15.9)	(2.5)
Market performance and other	(12.8)	2.8	(15.7)	3.5
Acquisitions (Dispositions), net	-	(1.3)	-	(1.6)
End of period	$ 35.7	$ 67.3	$ 35.7	$ 67.3

Note: Immaterial differences may result from the rounding of quarterly amounts.